              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                   VIA THE EDGAR SYSTEM ON NOVEMBER 21, 1997
                                                    Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             Registration Statement
                                      under
                           The Securities Act of 1933


                        CAPSTONE PHARMACY SERVICES, INC.
                ------------------------------------------------
               (Exact name of issuer as specified in its charter)



            Delaware                                     11-231052
 ------------------------------              ----------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


9901 East Valley Ranch Parkway, Suite 3001
Irving, Texas                                                 75063
------------------------------------------                ------------
(Address of principal executive offices)                    Zip Code


                        CAPSTONE PHARMACY SERVICES, INC.
                        --------------------------------
             NON-QUALIFIED DEFERRED COMPENSATION PLAN FOR EXECUTIVES
             -------------------------------------------------------
                            (Full title of the Plan)

                                James D. Shelton
                            Executive Vice President,
                      Chief Financial Officer and Secretary
                        Capstone Pharmacy Services, Inc.
                   9901 East Valley Ranch Parkway, Suite 3001
                               Irving, Texas 75063
                               -------------------
                     (Name and address of agent for service)


                                 (972) 401-1541
           -----------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                                   Copies to:

                              M. David Cox, Esquire
                   Harwell Howard Hyne Gabbert & Manner, P.C.
                           1800 First American Center

                              315 Deaderick Street
                           Nashville, Tennessee 37238
                                 (615) 256-0500

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                            Proposed      Proposed
                                            maximum       maximum
                           Amount           offering      aggregate     Amount of
Title of securities        to be            price per     offering      registration
to be registered           registered       share (1)     price (1)     fee (2)
-------------------        ----------       ---------     ---------     ------------
Deferred Compensation      $1,200,000         100%        $1,200,000    $ 363.64
  Obligations

--------------------------------------------------------------------------------
(1) The deferred compensation obligations to which this Registration Statement relates (the "Deferred Compensation Obligations") arise under the Capstone Pharmacy Services, Inc. Non-Qualified Deferred Compensation Plan for Executives (the "Plan") and are unsecured obligations of Capstone Pharmacy Services, Inc. to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.

(2) Calculated pursuant to Rule 457(h) under the Securities Act of 1933, solely for the purposes of calculating the registration fee.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference.

           The following documents filed by Capstone Pharmacy Services, Inc. (the "Registrant") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated into this registration statement by reference:

                    1. The Registrant's Annual Report on Form 10-K, for the year ended December 31, 1996.

                    2. The Registrant's Quarterly Report on Form 10-Q, for the quarter ended March 31, 1997.

                    3. The Registrant's Quarterly Report on Form 10-Q, for the quarter ended June 30, 1997.

                    4. The Registrant's Quarterly Report on Form 10-Q, for the quarter ended September 30, 1997.

                    5. The Registrant's Current Report on Form 8-K dated January 2, 1997.

                    6. The Registrant's Current Report on Form 8-K dated January 31, 1997.

                    7. The Registrant's Current Report on Form 8-K dated September 30, 1997.

                    8. The description of the Registrant's shares of Common Stock, par value $.01 per share (the "Common Stock"), contained in the Registration Statement on Form 8-A dated June 18, 1996 filed by the Registrant to register such securities under the Securities Exchange Act of 1934, as amended by a Form 8-A/A dated July 18, 1996 and all other amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

           All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all deferred compensation obligations covered by such registration statement have been incurred by the Company or which deregisters all of such deferred compensation obligations not then incurred, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.             Description of Securities.

           The following description of the deferred compensation obligations of the Registrant under the PharMerica, Inc. Non-Qualified Deferred Compensation Plan for Executives (the "Plan") is qualified by reference to the Plan, which is included as an exhibit to this registration statement. Capitalized terms used in this Item 4 and not otherwise defined in this registration statement shall have the respective meanings attributed to such terms in the Plan.

           The deferred compensation obligations incurred by the Registrant under the Plan will be unsecured general obligations of the Registrant to pay the Compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding, payable from the general assets of the Registrant. Because the Registrant has subsidiaries, the right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.

           Under the Plan, the Registrant will provide Eligible Employees of the Registrant and each of the Registrant's affiliates whose employees are eligible to participate in the Registrant's 401(k) Profit Sharing Plan (the "401(k) Plan") with the opportunity to elect to defer a portion of their Compensation otherwise payable to the Eligible Employee consistent with the terms of the Plan.

           Effective January 1, 1998, each Eligible Employee who elects to become a Participant in the Plan with respect to a Plan Year will have a portion of his or her Compensation deferred under the terms of the Plan. The portion of the Participant's Compensation that is deferred will depend on the Participant's election in effect at the beginning of the Plan Year with respect to his or her elective contributions under the 401(k) Plan. To the extent the percentage of Compensation the Participant elects to have contributed under the 401(k) Plan would, when applied to the Participant's Compensation for the Plan Year, result in a contribution in excess of the maximum contribution permitted under Section 401(g) of the Internal Revenue Code of 1986, as amended (the "Code") (limited to $10,000 for 1998, which limitation is adjusted annually by the IRS for increases in the cost of living), the excess will be deferred under the Plan as of the date such excess contribution would have been made under the terms of the 401(k) Plan if contributions had been made without regard to the statutory limitation on such contributions.

           The amounts deferred under the Plan represent an obligation of the Registrant to make payments to the Participant at some time in the future. The amount that the Registrant is required to pay under the terms of the Plan are equal to the amounts contributed, as adjusted for hypothetical gains or losses attributable to the deemed investment of such contributions as elected by the Participants from among designated hypothetical investment alternatives, all of which is reflected in the Participant's Accounts (bookkeeping accounts maintained by the Registrant for each of the Participants). As of January 1, 1998, the hypothetical investment alternatives available under the Plan are identical with the investment alternatives available for participant directed investment in the 401(k) Plan, but the hypothetical investments for Participants' Accounts may be varied from time to time at the discretion of the Board of Directors or the Committee (which may be appointed by the Board of Directors to act as administrator of the Plan). In addition, the amount that is payable by the Registrant to the Participants under the Plan is increased by additional amounts that represent a hypothetical matching contribution by the Registrant, determined by reference to the matching contribution program actually in effect under the 401(k) Plan. The amount that is added as a hypothetical matching contribution is equal to the excess of the amount that would have been made as a matching contribution under the 401(k) Plan, if the actual contributions to the 401(k) Plan along with the amounts actually deferred under the Plan had all been made under the 401(k) Plan, over the amount actually contributed as a matching contribution under the 401(k) Plan. If the matching contribution under the 401(k) Plan is made in the form of common stock of the Registrant, the hypothetical matching contribution under the Plan will also be treated as initially having been invested in common stock of the Registrant. Participants may elect to have any such hypothetical matching contribution treated as invested in any of the available investment alternatives. Participants may elect to have any other amounts treated as invested in the Registrant's common stock under the Plan, nor may Participants elect to have any amounts representing matching contributions treated as reinvested in the Registrant's common stock once they elect to have a deemed investment in the Registrant's common stock treated as liquidated and invested in the other available investment alternatives under the Plan.

           The amounts payable to Participants under the Plan are distributed in accordance with the distribution provisions of the Plan, taking into account certain elections which may be made by Participants when they initially elect to participate. Specifically, the Registrant is obligated to pay the amount in a Participant's Account if no election as to distributions has been made by the Participant as follows:

           1. A lump sum on the Participant's termination of employment for any reason other than disability or retirement, to be paid as soon as practicable following such termination.

           2. Ten substantially equal installments commencing as soon as practicable following the Participant's termination of employment after attaining the early or normal retirement age determined under the Registrant's retirement plan, if any, in effect at the time of retirement, or, in the absence of any such plan, at any time after attaining age 60, or on account of the Participant's "disability" (determined under the Registrant's long term disability policy or plan, if any, is in effect, or as determined for purposes of Federal social security disability benefits).

           3. Distribution of the amount needed in connection with a "hardship" of the Participant if requested by a Participant.

           4. Distribution of any amount (of $1,000 or more, or of the entire Account, if that is less than $1,000) at the time requested by the Participant, but subject to an early distribution penalty equal to 10% of the amount distributed.

Distribution Options Available to Participants in connection with the Participant's election when first electing to participate in the Plan:

           1. The Participant may elect to have his or her Account distributed or start to be distributed at any date specified by the Participant (if the Account has not already been distributed or started to be distributed under another distribution provision of the Plan).

           2. A Participant may elect to have his or her Account distributed in the form of a single lump sum if a "change of control" of the Registrant occurs (as that is defined under the Registrant's stock option plan or as determined by the Board of Directors of the Registrant if not defined under the Registrant's stock option plan).

           3. The Participant may also elect to have his or her Account paid in up to ten annual installments rather than as a lump sum with respect to any distributions other than: (a) distribution made following the Participant's death or made following a change of control of the Registrant (which are lump sum distributions); (b) distributions made with respect to the Participant's termination of employment due to disability (which are always in the form of ten annual installments); or (c) distributions made at the Participant's request on account of hardship or as an elective early distributions (which are always single distributions of all or a portion of the Participant's Account, with the remaining portion, if any, of the Participant's Account continuing to be subject to the Participant's distribution elections and other provisions of the Plan).

           When any distribution (whether all or any portion) of a Participant's Account is made, the Participant's current participation election, if any, is revoked, and that Participant may not again make contributions under the Plan until the second Plan Year following the year in the distribution occurs.

           Whether or not the Registrant is a Participant's employer, all Compensation deferred under the Plan will continue for all purposes to be a part of the general funds of the Registrant and the Participant's Account will at all times represent the general obligation of the Registrant. Each Participant will be a general creditor of the Registrant with respect to all of the Registrant's deferred compensation obligations to the Participant under the Plan, and will not have a secured or preferred position with respect to his or her Account. Nothing contained in the Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind or to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages. Under the terms of the Plan, the right of a Participant in or to an Account, benefit or payment under the Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and no such Account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

           The Registrant, by action of the Board, without the consent of Participants, may amend, modify or terminate the Plan at any time, with respect to any provisions of the Plan, except that no amendment or termination may reduce a Participant's Account as of the date of the amendment or the Participant's rights to payments corresponding to his or her Account. Any amendment which is required in order to ensure that the Plan qualifies as a deferred compensation maintained for a select group of management or highly compensated employees, as described in ERISA or to comply with applicable provisions of ERISA or the Code shall be permitted in all events. If the Plan is terminated, the Registrant may, at its discretion, continue to maintain the Participants' Accounts under the terms of the Plan and Participants' elections as otherwise in effect, or distribute Participants' Accounts as soon as practicable.

           The Registrant will settle a Participant's Account and discharge all Obligations under the Plan in cash.

Item 5.             Interests of Named Experts and Counsel.

           The financial statements and schedules of Capstone Pharmacy Services, Inc. as of December 31, 1996 and 1995 and for the year ended December 31, 1996, the ten months ended December 31, 1995 and the year ended February 28, 1995 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Item 6.             Indemnification of Directors and Officers.

           Under Section 145 of the General Corporation Law of the State of Delaware, as amended, the Company has the power to indemnify directors and officers under prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer of the Company if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

           Article Eleventh of the Company's Certificate of Incorporation provides indemnification to directors and officers of the Company against all expenses, liability and loss incurred as a result of such person's being a party to, or threatened to be made a party to, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, to the fullest extent authorized by the General Corporation Law of the State of Delaware. Article Eleventh further permits the Company to maintain insurance, at its expense, to protect itself and any such director or officer of the Company or another enterprise against any such expenses, liability or loss, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the General Corporation Law of the State of Delaware. The Company has purchased directors' and officers' liability insurance.

Item 7.             Exemption from Registration Claimed.

           Not applicable.

Item 8.             Exhibits.

           The following Exhibits are filed as part of this Registration
Statement:

           4 Capstone Pharmacy Services, Inc. Non-Qualified Deferred Compensation Plan for Executives

           5.1    Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.

           5.2    Opinion of Wolf, Block, Schorr and Solis-Cohen L.L.P.

           23.1   Consent of Arthur Andersen LLP

           23.2 Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (contained in Exhibit 5.1)

           23.3 Consent of Wolf, Block, Schorr and Solis-Cohen L.L.P. (contained in Exhibit 5.2)

           24 Power of Attorney (contained on signature page in Part II of the Registration Statement)

Item 9.             Undertakings.

               (a)  The undersigned Registrant hereby undertakes:

                    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on November 19, 1997.

                                    CAPSTONE PHARMACY SERVICES, INC.


                                    By: /s/ James D. Shelton
                                        ---------------------------------
                                        James D. Shelton
                                        Executive Vice President, Chief
                                          Financial Officer and Secretary


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Shelton and Robert Della Valle, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be lawfully done in connection with any such filing, as fully as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature                   Title                    Date
    ---------                   -----                    ----
/s/ Joseph F. Furlong          Director           November 19, 1997
-----------------------
Joseph F. Furlong, III


/s/ John Haronian              Director           November 19, 1997
-----------------------
John Haronian


/s/ Morris A. Perlis           Director           November 19, 1997
-----------------------
Morris A. Perlis

/s/ Albert Reichmann            Director                     November 19, 1997
-------------------------
Albert Reichmann


/s/ Allan C. Silber             Director and Principal       November 19, 1997
-------------------------       Executive Officer
Allan C. Silber


/s/ Edward Sonshine             Director                     November 19, 1997
-------------------------
Edward Sonshine, Q.C.


/s/ Gail Wilensky               Director                     November 19, 1997
-------------------------
Gail Wilensky, Ph.D.


/s/ John E. Zuccotti            Director                     November 19, 1997
-----------------------
John E. Zuccotti


/s/ James D. Shelton            Principal Financial          November 19, 1997
-----------------------         Officer and Principal
James D. Shelton                Accounting Officer

                        CAPSTONE PHARMACY SERVICES, INC.

                       REGISTRATION STATEMENT ON FORM S-8

                              EXHIBIT INDEX

Exhibit No.
-----------
     4             Capstone Pharmacy Services, Inc.
                     Non-Qualified Deferred Compensation
                     Plan for Executives....................................

     5.1           Opinion of Harwell Howard Hyne Gabbert & Manner,
                   P.C......................................................

     5.2           Opinion of Wolf, Block, Schorr and Solis-Cohen
                   L.L.P....................................................

     23.1          Consent of Arthur Andersen LLP ..........................

     23.2          Consent of Harwell Howard Hyne Gabbert & Manner,
                   P.C.(contained in Exhibit 5.1)...........................

     23.3          Consent of Wolf, Block, Schorr and Solis-Cohen
                   L.L.P.(contained in Exhibit 5.2).........................

     24            Power of Attorney (contained on
                   signature page in Part II of the
                   Registration Statement)..................................